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                                                                   EXHIBIT 8



                    OPINION AND CONSENT OF WOLF BLOCK

                [WOLF, BLOCK, SCHORR AND SOLIS-COHEN LETTERHEAD]

                                  May 30, 1997


Advanta Corp.
Welsh & McKean Roads
P.O. Box 844
Spring House, Pennsylvania 19477

        RE: Advanta Corp.-Registration Statement on Form S-3, File No. 333-___
            (the "Registration Statement")

Dear Ladies and Gentlemen:

        We have acted as special tax counsel for Advanta Corp. in connection with the offer of Securities (as defined in the Registration Statement).

        Although the discussion set forth in the prospectus (the "Prospectus") that is part of the Registration Statement, under the caption "Certain United States Federal Income Tax Consequences," does not purport to discuss all possible federal income tax consequences of the purchase, ownership and disposition of the Securities, such discussion represents, to the extent that it concerns matters of federal law or legal conclusions with respect thereto, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities under current law.

        We hereby consent to the use of our name under the caption "Legal Opinions" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

                                        Very truly yours,
                                        Wolf, Block, Schorr And
                                        Solis-Cohen